FOR IMMEDIATE RELEASE

Yadkin Financial Corporation Announces Fourth Quarter 2014 Results,
Continued Operating Momentum and Strong Book Value Growth

RALEIGH, N.C., January 26, 2015 – Yadkin Financial Corporation (NYSE: YDKN) (the "Company" or "Yadkin"), the parent company of Yadkin Bank, today announced financial results for the fourth quarter ended December 31, 2014.

Fourth quarter 2014 financial highlights:

•
Net income available to common shareholders totaled $14.7 million, or $0.46 per diluted share, in Q4 2014. Net operating earnings available to common shareholders, which excludes certain non-operating income and expense items, totaled $11.0 million, or $0.35 per diluted share, in Q4 2014, compared to $11.4 million, or $0.36 per diluted share, in Q3 2014.

•
Tangible book value improved to $11.44 per common share as of December 31, 2014, from $10.93 per common share as of September 30, 2014, and the Company's tangible common equity ratio expanded to 8.82 percent as of December 31, 2014, from 8.63 percent as of September 30, 2014.

•	Loan growth remained strong in Q4 2014 with $332.6 million in new loans and commitments originated; net loans grew at an annualized rate of 9.9 percent in Q4 2014.

•	Non-maturity deposits grew at an annualized rate of 16.9 percent in Q4 2014.

•
Annualized operating return on average assets was 1.09 percent in Q4 2014 compared to 1.17 percent in Q3 2014; annualized operating return on average tangible common equity was 12.37 percent in Q4 2014 compared to 13.02 percent in Q3 2014.

•
Nonperforming assets were 0.93 percent of total assets as of December 31, 2014 compared to 0.88 percent at September 30, 2014. Additionally, net charge-offs totaled $667 thousand, or 0.09 percent of average loans, unchanged from the prior quarter.

•	Merger and system conversion costs totaled $1.6 million in Q4 2014 and $17.3 million in Q3 2014, which were in line with previous estimates.

“We continued our positive operating momentum in the fourth quarter by achieving robust annualized net loan growth of 10 percent and growing core, non-maturity deposits by 17 percent annualized,” stated Scott Custer, CEO of the Company. Mr. Custer continued, “We generated exceptionally strong organic growth throughout the company, including growth in all of our major metropolitan markets and our SBA lending group, which returned its highest quarterly revenue number in the history of our bank. We are proud of the reputation we've built in our communities by partnering with the SBA to provide financing solutions to small businesses, and we will continue to invest in our small business loan production platform. As we continue to grow our business by meeting the banking needs of our customers, we will be intensely focused on driving operating efficiency and reducing costs in 2015."

Results of Operations and Asset Quality

4Q 2014 compared to 3Q 2014

Net operating earnings, which excludes merger and conversion costs, restructuring charges, securities gains and losses, a third quarter branch sale gain, and a fourth quarter tax benefit from the reversal of a valuation allowance on certain deferred tax assets, totaled $11.6 million in the fourth quarter of 2014 compared to $12.0 million in the third quarter of 2014. Pre-tax, pre-provision operating earnings, which also excludes nonrecurring income and expenses, totaled $18.4 million in the fourth quarter of 2014, compared to $19.5 million in the third quarter of 2014. Net income available to common shareholders totaled $14.7 million in the fourth quarter of 2014, or $0.46 per diluted share, compared to $319 thousand, or $0.01 per diluted share, in the third quarter of 2014.

Net interest income declined to $40.8 million in the fourth quarter of 2014, from $41.5 million in the third quarter of 2014 primarily due to lower loan yields, partially offset by interest income from the Company's recent robust loan growth. Loan yields were negatively impacted by a decline in acquired loan accretion income. Net interest margin fell from 4.68 percent in the third quarter of 2014 to 4.43 percent in the fourth quarter of 2014.

Net accretion income on acquired loans totaled $5.1 million in the fourth quarter of 2014, which consisted of $873 thousand of net accretion on purchased credit-impaired ("PCI") loans and $4.2 million of accretion income on purchased non-impaired loans. Net accretion income on acquired loans in the third quarter of 2014 totaled $7.2 million, which included $1.3 million of accretion on PCI loans and $5.9 million of accretion income on purchased non-impaired loans. Accretion income on purchased non-impaired loans included $1.8 million of accelerated accretion due to principal prepayments in the fourth quarter of 2014, compared to $1.9 million in the third quarter of 2014.

Provision for loan losses was $843 thousand in the fourth quarter of 2014 compared to $816 thousand in the third quarter of 2014. Non-PCI provision for loan losses increased by $358 thousand primarily due to additional reserves for continued net loan growth. The Company recorded a $551 thousand provision credit for PCI loans during the fourth quarter of 2014 compared to a provision credit of $220 thousand during the third quarter. The provision credits recorded during both quarters resulted from improvements in the expected cash flows for PCI loans. The following table summarizes the changes in the Company's allowance for loan losses ("ALLL") in the third and fourth quarters of 2014.

(Dollars in thousands)	Non-PCI Loans	PCI Loans	Total

Q4 2014
Balance at October 1, 2014	$5,779	$1,862	$7,641
Net charge-offs	(654)	(13)	(667)
Provision for loan losses	1,394	(551)	843
Balance at December 31, 2014	$6,519	$1,298	$7,817

Q3 2014
Balance at July 1, 2014	$5,369	$2,082	$7,451
Net charge-offs	(626)	—	(626)
Provision for loan losses	1,036	(220)	816
Balance at September 30, 2014	$5,779	$1,862	$7,641

The Company's ALLL was $7.8 million, or 0.27 percent of total loans as of December 31, 2014 compared to $7.6 million, or 0.27 percent of total loans, as of September 30, 2014 and $7.0 million, or 0.51 percent of total loans, as of December 31, 2013. The decline in the ALLL-to-loan ratio since December 31, 2013 was primarily due to acquisition accounting. At the time of Yadkin's mergers (the "Mergers") with VantageSouth Bancshares, Inc. ("VantageSouth") and Piedmont Community Bank Holdings, Inc. ("Piedmont"), Yadkin's ALLL was eliminated, and the acquired loan portfolio was adjusted to estimated fair value. Adjusted ALLL, which includes the ALLL and net acquisition accounting fair value adjustments for acquired loans, represented 2.17 percent of total loans as of December 31, 2014 compared to 2.50 percent as of September 30, 2014 and 2.74 percent as of December 31, 2013. Annualized net charge-offs were 0.09 percent of average loans in both the third and fourth quarter of 2014.

Nonperforming loans as a percentage of total loans was 0.92 percent as of December 31, 2014 compared to 0.90 percent as of September 30, 2014 and 1.52 percent as of December 31, 2013. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.93 percent as of December 31, 2014 compared to 0.88 percent as of September 30, 2014 and 1.49 percent as of December 31, 2013.

Non-interest income improved to $9.6 million in the fourth quarter of 2014 from $9.1 million in the third quarter of 2014. Included in non-interest income in the third quarter of 2014 was a non-recurring $415 thousand gain on the sale of a branch resulting from a previously announced branch optimization plan. Service charges and fees on deposit accounts increased by $241 thousand. Government-guaranteed, small business lending income, which includes gains on sales of the guaranteed portion of certain SBA loans as well as servicing fees on previously sold SBA loans, improved from $2.1 million in the third quarter of 2014 to $2.9 million in the fourth quarter of 2014, which was the best government-guaranteed lending income quarter in the Company's history. Mortgage banking income decreased by $518 thousand primarily due to seasonality in the mortgage business which resulted in lower fourth quarter mortgage production.

Non-interest expense totaled $33.6 million in the fourth quarter of 2014 compared to $48.2 million in the third quarter of 2014. Non-interest expense included $1.6 million and $17.3 million, respectively, in merger and conversion costs, which included professional fees, severance, data processing, technology, signage, rebranding, and branch network costs resulting from the Mergers and the subsequent conversion. Operating non-interest expense, which excludes merger and conversion costs and restructuring charges, increased by $1.2 million from the third quarter, primarily due to higher data processing costs and professional services expense. The Company's operating efficiency ratio, which excludes merger and conversion costs and restructuring charges, increased from 61.2 percent in the third quarter of 2014 to 63.5 percent in the fourth quarter of 2014.

Income tax expense was $607 thousand in the fourth quarter of 2014 compared to $621 thousand in the third quarter of 2014. The effective tax rate declined from 39.6 percent in the third quarter of 2014 to 3.8 percent in the fourth quarter of 2014 primarily due to the fourth quarter reversal of a $4.7 million valuation allowance on certain deferred tax assets generated by Piedmont prior to its merger with Yadkin. Management expects to fully realize the benefit of all federal net operating losses and other deferred tax assets that were generated by Piedmont.

4Q 2014 compared to 4Q 2013

Net operating earnings, which excludes merger and conversion costs, restructuring charges, securities gains and losses, a third quarter branch sale gain, and a fourth quarter tax benefit from the reversal of a valuation allowance on certain deferred tax assets, totaled $11.6 million in the fourth quarter of 2014 compared to $3.7 million in the fourth quarter of 2013. Pre-tax, pre-provision operating earnings, which also excludes the same nonrecurring income and expenses, increased to $18.4 million in the fourth quarter of 2014 from $6.7 million in the fourth quarter of 2013. Net income available to common shareholders totaled $14.7 million in the fourth quarter of 2014, or $0.46 per diluted share, compared to $1.7 million, or $0.19 per diluted share, in the fourth quarter of 2013.

Mergers with VantageSouth and Piedmont

On July 4, 2014, the Company completed the Mergers with VantageSouth and Piedmont, pursuant to an Agreement and Plan of Merger dated January 27, 2014, as amended. At closing, VantageSouth and Piedmont merged with and into the Company, with the Company continuing as the surviving corporation. Immediately following the Mergers, VantageSouth Bank, the wholly owned banking subsidiary of VantageSouth, merged with and into Yadkin Bank.

The Mergers were accounted for as a reverse merger using the acquisition method of accounting primarily due to the relative voting interests in the Company upon completion of the Mergers. As a result, Piedmont and its consolidated subsidiaries represent the accounting acquirer, and Yadkin represents the accounting acquiree. Therefore, historical financial results of the Company prior to the Mergers reflect the historical balances of Piedmont. Financial results of the Company following the Mergers reflect balances of the combined organization. In addition, the assets and liabilities of Yadkin as of the date of the Mergers have been recorded at estimated fair value and added to those of Piedmont. The Mergers had a significant impact on all aspects of the Company's financial statements, and as a result, financial results after the Mergers may not be comparable to financial results prior to the Mergers.

****

Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service state-chartered community bank providing services in 73 branches across North Carolina and upstate South Carolina. Serving over 80,000 customers, the Company has assets of $4.3 billion. The Bank’s primary business is providing banking, mortgage, investment and insurance services to residents and businesses across the Carolinas. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. The Bank’s SBA Lending (Government Guaranteed Lending) division is headquartered in Charlotte, NC. Yadkin Financial Corporation’s website is www.yadkinbank.com. The common stock is traded on the NYSE under the symbol YDKN.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. Eastern Time on January 26, 2015, to discuss the Company's financial results. The call may be accessed by dialing (800) 381-7839 and requesting the Yadkin Financial Corporation Fourth Quarter 2014 Conference Call. Listeners should dial in 10-15 minutes prior to the start of the call.

A webcast of the conference call will be available online at www.yadkinbank.com and following the links to About Us, Investor Relations. A replay of the call will be available through February 25, 2015, by dialing (800) 633-8284 or (402) 977-9140 and entering reservation number 21759101.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Yadkin uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) pre-tax, pre-provision operating earnings; (iii) operating non-interest expense, (iv) operating efficiency ratio, (v) adjusted allowance for loan losses, (vi) adjusted allowance for loan losses to loans; and (vii) tangible common equity, in its analysis of the Company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger and conversion costs, restructuring charges, a one-time branch sale gain, a one-time reversal of a valuation allowance on certain deferred tax assets, and the income tax effect of adjustments. Pre-tax, pre-provision operating earnings excludes the following from net income: provision for loan losses, income tax expense, securities gains and losses, a one-time branch sale gain, merger and conversion costs, and restructuring charges. Operating non-interest expense excludes merger and conversion costs and restructuring charges from non-interest expense. The operating efficiency ratio excludes a one-time branch sale gain, securities gains and losses, merger and conversion costs, and restructuring charges from the efficiency ratio. Adjusted allowance for loan losses and adjusted allowance for loan losses to loans add net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes preferred stock as well as goodwill and other intangible assets, net, from shareholders' equity.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Yadkin performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, reduced earnings due to larger than expected credit losses in the sectors of our loan portfolio secured by real estate due to economic factors, including declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors; reduced earnings due to larger credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral; the rate of delinquencies and amount of loans charged-off; the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods; costs or difficulties related to the integration of the banks we acquired or may acquire may be greater than expected; results of examinations by our regulatory authorities, including the possibility that the regulatory authorities may, among other things, require us to increase our allowance for loan losses or writedown assets; the amount of our loan portfolio collateralized by real estate, and the weakness in the commercial real estate market; our ability to maintain appropriate levels of capital; the impact of our efforts to raise capital on our financial position, liquidity, capital, and profitability; the increase in the cost of capital of our preferred stock; adverse changes in asset quality and resulting credit risk-related losses and expenses; increased funding costs due to market illiquidity, increased competition for funding, and increased regulatory requirements with regard to funding; significant increases in competitive pressure in the banking and financial services industries; changes in political conditions or the legislative or regulatory environment, including the effect of recent financial reform legislation on the banking industry; general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; our ability to retain our existing customers, including our deposit relationships; changes occurring in business conditions and inflation; changes in monetary and tax policies; ability of borrowers to repay loans; risks associated with a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors and other service providers or other third parties, including as a result of cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses; changes in accounting principles, policies or guidelines; changes in the assessment of whether a deferred tax valuation allowance is necessary; our reliance on secondary sources such as FHLB advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs; loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions; and changes in the securities markets. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update such forward-looking statements.

CONTACT:
Terry Earley, CFO
Yadkin Financial Corporation
Phone: (919) 659-9015
Email: Terry.Earley@yadkinbank.com

QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Interest income
Loans	$41,160	$41,667	$19,817	$19,969	$20,279
Investment securities	4,058	3,756	1,992	1,985	2,361
Federal funds sold and interest-earning deposits	54	38	26	26	19
Total interest income	45,272	45,461	21,835	21,980	22,659
Interest expense
Deposits	2,714	2,374	1,657	1,659	1,660
Short-term borrowings	168	65	96	78	66
Long-term debt	1,599	1,510	1,029	1,031	1,048
Total interest expense	4,481	3,949	2,782	2,768	2,774
Net interest income	40,791	41,512	19,053	19,212	19,885
Provision for loan losses	843	816	464	1,290	758
Net interest income after provision for loan losses	39,948	40,696	18,589	17,922	19,127
Non-interest income
Service charges and fees on deposit accounts	3,506	3,265	1,488	1,315	1,408
Government-guaranteed lending	2,917	2,072	2,120	2,341	1,884
Mortgage banking	1,002	1,520	530	318	468
Bank-owned life insurance	517	572	389	306	397
Gain (loss) on sales of available for sale securities	4	(96)	218	—	—
Gain on sale of branch	—	415	—	—	—
Other	1,616	1,313	519	750	396
Total non-interest income	9,562	9,061	5,264	5,030	4,553
Non-interest expense
Salaries and employee benefits	16,787	16,800	8,657	9,098	9,549
Occupancy and equipment	5,009	4,856	2,547	2,663	2,620
Data processing	1,959	1,255	991	1,030	1,096
Professional services	1,431	1,153	674	685	798
FDIC insurance premiums	636	700	365	390	436
Foreclosed asset expenses	129	129	150	263	9
Loan, collection, and repossession expense	849	1,192	353	681	802
Merger and conversion costs	1,589	17,270	2,068	1,209	600
Restructuring charges	33	180	93	836	—
Amortization of other intangible assets	861	845	224	227	230
Other	4,309	3,807	2,017	1,954	2,230
Total non-interest expense	33,592	48,187	18,139	19,036	18,370
Income before income taxes	15,918	1,570	5,714	3,916	5,310
Income tax expense	607	621	2,504	1,681	2,220
Net income	15,311	949	3,210	2,235	3,090
Dividends on preferred stock	639	630	—	—	—
Net income attributable to non-controlling interests	—	—	1,476	990	1,353
Net income available to common shareholders	$14,672	$319	$1,734	$1,245	$1,737

NET INCOME PER COMMON SHARE
Basic	$0.46	$0.01	$0.19	$0.14	$0.19
Diluted	0.46	0.01	0.19	0.14	0.19

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	31,597,798	31,597,659	9,219,378	9,219,378	9,219,378
Diluted	31,602,497	31,602,192	9,219,378	9,219,378	9,219,378

	Three Months Ended
(Dollars in thousands, except per share data)	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

PERFORMANCE RATIOS (annualized)
Return on average assets	1.44%	0.09%	0.61%	0.43%	0.59%
Return on average equity	11.07%	0.69%	5.34%	4.18%	5.36%
Return on average tangible common equity	16.52%	0.37%	6.15%	4.91%	6.24%
Net operating return on average assets	1.09%	1.17%	0.89%	0.74%	0.71%
Net operating return on average equity	8.40%	8.76%	7.86%	7.17%	6.36%
Net operating return on average tangible common equity	12.37%	13.02%	9.05%	8.41%	7.40%
Yield on earning assets, tax equivalent	4.92%	5.12%	4.72%	4.81%	4.92%
Cost of interest-bearing liabilities	0.60%	0.54%	0.67%	0.69%	0.69%
Net interest margin, tax equivalent	4.43%	4.68%	4.12%	4.21%	4.32%
Efficiency ratio	66.71%	95.28%	74.59%	78.52%	75.17%
Operating efficiency ratio	63.50%	61.16%	66.30%	70.09%	72.71%
Net loan charge-offs	0.09%	0.09%	0.07%	0.33%	0.22%

Reconciliation of GAAP to Non-GAAP
OPERATING EARNINGS
Net income (GAAP)	$15,311	$949	$3,210	$2,235	$3,090
Securities (gains) losses	(4)	96	(218)	—	—
Gain on sale of branch	—	(415)	—	—	—
Merger and conversion costs	1,589	17,270	2,068	1,209	600
Restructuring charges	33	180	93	836	—
Income tax effect of adjustments	(601)	(6,075)	(425)	(452)	(24)
Valuation allowance reversal on Piedmont's DTA	(4,706)	—	—	—	—
Net operating earnings (Non-GAAP)	11,622	12,005	4,728	3,828	3,666
Dividends on preferred stock	639	630	—	—	—
Net income attributable to non-controlling interests	—	—	1,476	990	1,353
Allocation of adjustments to non-controlling interests	—	—	632	599	173
Net operating earnings available to common shareholders (Non-GAAP)	$10,983	$11,375	$2,620	$2,239	$2,140
Net operating earnings per common share:
Basic (Non-GAAP)	$0.35	$0.36	$0.28	$0.24	$0.23
Diluted (Non-GAAP)	0.35	0.36	0.28	0.24	0.23
PRE-TAX, PRE-PROVISION OPERATING EARNINGS
Net income (GAAP)	$15,311	$949	$3,210	$2,235	$3,090
Provision for loan losses	843	816	464	1,290	758
Income tax expense	607	621	2,504	1,681	2,220
Pre-tax, pre-provision income	16,761	2,386	6,178	5,206	6,068
Securities (gains) losses	(4)	96	(218)	—	—
Gain on sale of branch	—	(415)	—	—	—
Merger and conversion costs	1,589	17,270	2,068	1,209	600
Restructuring charges	33	180	93	836	—
Pre-tax, pre-provision operating earnings (Non-GAAP)	$18,379	$19,517	$8,121	$7,251	$6,668
OPERATING NON-INTEREST EXPENSE
Non-interest expense (GAAP)	$33,592	$48,187	$18,139	$19,036	$18,370
Merger and conversion costs	(1,589)	(17,270)	(2,068)	(1,209)	(600)
Restructuring charges	(33)	(180)	(93)	(836)	—
Operating non-interest expense (Non-GAAP)	$31,970	$30,737	$15,978	$16,991	$17,770
OPERATING EFFICIENCY RATIO
Efficiency ratio (GAAP)	66.71%	95.28%	74.59%	78.52%	75.17%
Effect to adjust for securities gains (losses)	0.01%	(0.18)%	0.68%	—%	—%
Effect to adjust for gain on sale of branch	—%	0.79%	—%	—%	—%
Effect to adjust for merger and conversion costs	(3.15)%	(34.37)%	(8.58)%	(4.98)%	(2.46)%
Effect to adjust for restructuring costs	(0.07)%	(0.36)%	(0.39)%	(3.45)%	—%
Operating efficiency ratio (Non-GAAP)	63.50%	61.16%	66.30%	70.09%	72.71%

QUARTERLY BALANCE SHEETS (UNAUDITED)

	Ending Balances
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Assets
Cash and due from banks	$65,312	$59,837	$38,770	$30,969	$29,081
Interest-earning deposits with banks	66,548	31,223	76,125	42,474	71,699
Federal funds sold	505	15	—	—	—
Investment securities available for sale	672,421	694,993	394,492	407,231	404,388
Investment securities held to maturity	39,620	39,728	3,119	3,119	500
Loans held for sale	20,205	26,853	10,658	11,158	8,663
Loans	2,898,266	2,827,426	1,368,568	1,384,732	1,392,833
Allowance for loan losses	(7,817)	(7,641)	(7,451)	(7,213)	(7,043)
Net loans	2,890,449	2,819,785	1,361,117	1,377,519	1,385,790
Federal Home Loan Bank stock	19,499	19,320	8,950	8,455	8,929
Premises and equipment, net	80,379	81,554	44,211	44,350	44,875
Bank-owned life insurance	76,990	76,500	48,700	33,386	33,148
Foreclosed assets	12,891	11,078	9,786	9,505	10,518
Deferred tax asset, net	72,403	72,919	48,783	52,276	54,867
Goodwill	151,083	151,083	26,254	26,254	26,254
Other intangible assets, net	16,677	17,537	5,432	5,657	5,883
Accrued interest receivable and other assets	81,327	77,690	62,751	56,615	38,118
Total assets	$4,266,309	$4,180,115	$2,139,148	$2,108,968	$2,122,713

Liabilities
Deposits:
Non-interest demand	$680,387	$657,554	$228,243	$195,568	$217,581
Interest-bearing demand	469,898	439,117	348,075	356,134	351,921
Money market and savings	1,004,796	970,571	473,258	472,968	467,814
Time	1,092,283	1,117,697	620,336	630,132	634,915
Total deposits	3,247,364	3,184,939	1,669,912	1,654,802	1,672,231
Short-term borrowings	250,500	216,500	140,500	129,500	126,500
Long-term debt	180,164	210,154	69,932	69,962	72,921
Accrued interest payable and other liabilities	30,479	26,192	13,070	11,392	13,002
Total liabilities	3,708,507	3,637,785	1,893,414	1,865,656	1,884,654

Shareholders' equity
Preferred stock	28,405	28,405	—	—	—
Common stock	31,599	31,599	9,219	9,219	9,219
Common stock warrant	717	717	—	—	—
Additional paid-in capital	495,565	491,864	146,471	146,374	144,964
Retained earnings (accumulated deficit)	3,760	(7,361)	(7,679)	(9,413)	(10,658)
Accumulated other comprehensive loss	(2,244)	(2,894)	(670)	(1,587)	(2,725)
Shareholders' equity before non-controlling interests	557,802	542,330	147,341	144,593	140,800
Non-controlling interests	—	—	98,393	98,719	97,259
Total shareholders' equity	557,802	542,330	245,734	243,312	238,059
Total liabilities and shareholders' equity	$4,266,309	$4,180,115	$2,139,148	$2,108,968	$2,122,713

	Ending Balances
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2014	2014	2014	2014	2013

COMMON SHARE DATA
Book value per common share	$16.75	$16.26	$15.98	$15.68	$15.27
Tangible book value per common share	$11.44	$10.93	$13.98	$13.66	$12.83
Ending shares outstanding	31,599,150	31,598,907	9,219,378	9,219,378	9,219,378

CAPITAL RATIOS
Tangible equity to tangible assets	9.52%	9.34%	10.16%	10.18%	9.85%
Tangible common equity to tangible assets	8.82%	8.63%	10.16%	10.18%	9.85%
Yadkin Financial Corporation[1,2]:
Tier 1 leverage ratio	9.34%	9.41%	8.92%	8.78%	8.70%
Tier 1 risk-based capital ratio	11.04%	10.80%	10.60%	10.38%	10.14%
Total risk-based capital ratio	12.53%	12.35%	13.66%	13.44%	13.21%
Yadkin Bank[1,3]:
Tier 1 leverage ratio	10.13%	10.32%	10.31%	10.14%	10.16%
Tier 1 risk-based capital ratio	12.00%	11.84%	12.26%	12.00%	11.85%
Total risk-based capital ratio	12.37%	12.26%	13.12%	12.85%	12.70%

ASSET QUALITY DATA
Nonperforming loans	$26,759	$25,533	$20,928	$20,856	$21,148
Foreclosed assets	12,891	11,078	9,786	9,505	10,518
Total nonperforming assets	$39,650	$36,611	$30,714	$30,361	$31,666

Allowance for loan losses to loans	0.27%	0.27%	0.54%	0.52%	0.51%
Nonperforming loans to total loans	0.92%	0.90%	1.53%	1.51%	1.52%
Nonperforming assets to total assets	0.93%	0.88%	1.44%	1.44%	1.49%
Restructured loans not included in nonperforming assets	$3,948	$4,424	$4,000	$985	$534

Reconciliation of GAAP to Non-GAAP

ADJUSTED ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses (GAAP)	$7,817	$7,641	$7,451	$7,213	$7,043
Net acquisition accounting fair value discounts to loans	55,166	62,969	25,624	27,906	31,152
Adjusted allowance for loan losses (Non-GAAP)	$62,983	$70,610	$33,075	$35,119	$38,195

Loans	$2,898,266	$2,827,426	$1,368,568	$1,384,732	$1,392,833
Adjusted allowance for loan losses to loans (Non-GAAP)	2.17%	2.50%	2.42%	2.54%	2.74%

TANGIBLE COMMON EQUITY
Shareholders' equity (GAAP)	$557,802	$542,330	$147,341	$144,593	$140,800
Less: Preferred stock	28,405	28,405	—	—	—
Less: Goodwill and other intangible assets, net[4]	167,760	168,620	18,489	18,620	22,509
Tangible common equity (Non-GAAP)	$361,637	$345,305	$128,852	$125,973	$118,291

[1] Regulatory capital ratios for Q4 2014 are estimates.
[2] Periods prior to Q3 2014 reflect reported regulatory capital ratios for Piedmont Community Bank Holdings, the accounting predecessor to Yadkin Financial Corporation.
[3] Periods prior to Q3 2014 reflect reported regulatory capital ratios for VantageSouth Bank, the accounting predecessor to Yadkin Bank.
[4] Periods prior to Q3 2014 reflect a pro rata allocation of goodwill and other intangible assets, net, to Piedmont as a controlling shareholder. Therefore, tangible common equity for these periods represents tangible common equity attributable to Piedmont shareholders, which is used for the purpose of calculating tangible book value per common share.

QUARTERLY NET INTEREST MARGIN ANALYSIS

	Three months ended December 31, 2014			Three months ended September 30, 2014			Three months ended December 31, 2013
(Dollars in thousands)	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*	Average Balance	Interest*	Yield/Cost*

Assets
Loans	$2,887,688	$41,160	5.65%	$2,794,765	$41,667	5.91%	$1,383,448	$20,279	5.81%
Investment securities	728,683	4,293	2.34	694,239	3,907	2.23	418,432	2,464	2.34
Federal funds and other	55,101	54	0.39	44,165	38	0.34	34,317	19	0.22
Total interest-earning assets	3,671,472	45,507	4.92%	3,533,169	45,612	5.12%	1,836,197	22,762	4.92%
Goodwill	151,083			151,083			26,254
Other intangibles, net	17,032			17,758			5,988
Other non-interest-earning assets	385,284			377,097			193,069
Total assets	$4,224,871			$4,079,107			$2,061,508

Liabilities and Equity
Interest-bearing demand	$454,369	$156	0.14%	$481,460	$156	0.13%	$340,635	$167	0.19%
Money market and savings	975,788	695	0.28	956,128	567	0.24	474,847	342	0.29
Time	1,103,572	1,863	0.67	1,123,293	1,651	0.58	619,849	1,151	0.74
Total interest-bearing deposits	2,533,729	2,714	0.42	2,560,881	2,374	0.37	1,435,331	1,660	0.46
Short-term borrowings	233,500	168	0.29	203,193	65	0.13	113,500	66	0.25
Long-term debt	199,043	1,599	3.19	148,650	1,510	4.03	63,163	1,048	6.58
Total interest-bearing liabilities	2,966,272	4,481	0.60%	2,912,724	3,949	0.54%	1,611,994	2,774	0.68%
Non-interest-bearing deposits	683,402			602,888			208,710
Other liabilities	26,393			19,613			12,110
Total liabilities	3,676,067			3,535,225			1,832,814
Shareholders’ equity	548,804			543,882			228,694
Total liabilities and shareholders’ equity	$4,224,871			$4,079,107			$2,061,508

Net interest income, taxable equivalent		$41,026			$41,663			$19,988
Interest rate spread			4.32%			4.58%			4.24%
Tax equivalent net interest margin			4.43%			4.68%			4.32%

Percentage of average interest-earning assets to average interest-bearing liabilities			123.77%			121.30%			113.91%
* Taxable equivalent basis